STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (“SAA”) is made and entered into on June 11, 2014 (the “Effective Date”), by and between Freeport Cobalt Americas LLC, (collectively, together with its sister companies, hereinafter referred to as “FCA”) and QuantumSphere, Inc. (“QSI”) (FCA and QSI being hereinafter collectively referred to as the "Parties" or individually as a "Party").

recitals

A.       Previously, QSI and OM Group, Inc. (“OMG”) entered into a Strategic Alliance Agreement pursuant to which QSI and OMG would develop applications for nanometer sized metal, oxide and alloy powders developed by QSI (the “QSI Material”).

B.       In 2013, FCA’s ultimate parent company acquired the chemical refinery business of OMG (the “Acquisition”) and in doing so acquired 615,385 shares of common stock of QSI and a warrant to purchase 307,692 shares of common stock of QSI at an exercise price of $4.00 per share through July 13, 2012, which date was later extended by QSI to July 13, 2014.

C.       Contemporaneously herewith, FCA and QSI have entered into a Raw Material Supply Agreement.

D.      QSI also desires to enter into this SAA with FCA to explore mutually beneficial opportunities with respect to the QSI Material.

NOW, THEREFORE, in consideration of the premises and promises made and obligations assumed herein, the parties mutually agree as follows:

1.	RAW MATERIAL SUPPLY.

1.1.	During the term of this SAA, FCA shall have the right to supply raw materials on a timely basis to QSI for use in producing QSI Material at a price at or below which QSI could obtain such raw materials on the open market, as further set forth in the Raw Material Supply Agreement. If QSI is able to obtain prices from other suppliers lower than that quoted by FCA, FCA shall have the option to match such prices or to release QSI to engage with an alternate supplier.

1.2.	During the term of this SAA, QSI shall not authorize any third party anywhere in the World to manufacture QSI Material without first giving FCA a right of first refusal (the “ROFR”) to enter into an agreement with QSI on the same terms and conditions. Notice of the ROFR (the “Notice”) shall be in writing and shall state the terms and conditions of the proposed transaction with any such third party (the “Third Party Transaction”) including, without limitation, the consideration which will be payable to QSI for such right to manufacture QSI Material. FCA shall thereupon have the right and option, at any time before the expiration of thirty (30) days following the date of the Notice from QSI, to enter into an agreement with QSI on the same terms and conditions as the Third Party Transaction. Such option by FCA shall be exercised by service of written notice to QSI. In the event that FCA fails to exercise the ROFR with respect to the Third Party Transaction within such thirty (30) day period, then QSI may proceed with the Third Party Transaction as proposed.

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2.	CONFIDENTIALITY.

2.1.	Definition of Confidential Information. The term “Confidential Information” means technology, systems, methods, trade secrets, programs, software, algorithms, procedures, operations, customer lists, financial information, price lists, distribution, sales and promotional practices, business plans and products, and includes all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should reasonably be considered confidential, whether disclosed before or after the date of this SAA. Confidential Information also includes the terms and provisions of this SAA, subject to QSI’s and FCA’s possible obligation to disclose this Agreement in accordance with its reporting obligations under the Securities Exchange Act of 1934, as amended. Confidential Information does not include information that:

(i)	is known to the receiving Party prior to receipt from the disclosing Party, excluding any and all Confidential Information provided to OMG prior to the Acquisition;

(ii)	becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party evidenced by credible written documentation;

(iii)	becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this SAA by the receiving party; or

(iv)	is independently developed by the receiving Party without the benefit of the disclosing Party’s Confidential Information as evidenced by credible written documentation.

2.2.	Nondisclosure of Confidential Information. Each Party acknowledges that it will have access to certain Confidential Information of the other Party. Each Party agrees that it shall not use in any way, for its own benefit or the benefit of any third party, except as expressly permitted by, or necessarily required to achieve the purposes of, this SAA, nor disclose to any third party (except as required by law or to that Party’s affiliates, attorneys, and accountants as reasonably necessary), any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of such information, at least as stringent as it takes to protect its own Confidential Information.

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2.3.	Exceptions A receiving Party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that it gives the disclosing party reasonable prior written notice sufficient to permit the disclosing party to contest such disclosure. Additionally, either Party may disclose solely the terms of this SAA: (i) to any prospective purchaser of the shares or substantially all of the assets of the receiving Party for so long as such prospective purchaser agrees in writing to be bound by the confidentiality provisions in this Section 2 or (ii) in a filing with the U.S. Securities Exchange Commission (the “SEC”) if required by law.

2.4.	Remedies for Breach. Each Party acknowledges that its breach of the confidentiality provisions of this SAA would cause the other Party irreparable injury for which there may be no adequate remedy at law. Accordingly, each Party agrees that if such breach is proven by the other party, then (i) the other Party shall be entitled to appropriate injunctive relief, and (ii) the other Party shall be entitled to such other relief as the court deems appropriate.

3.	TERM.

3.1.	Initial Term. The term of this SAA shall begin on the date hereof and continue for an initial term of three (3) years. This SAA shall automatically terminate at the end of the initial term unless the Parties elect to renew this SAA pursuant to Section 3.2.

3.2.	Renewal Term. Following expiration of the initial term hereof, this SAA may be renewed for one (1) two-year renewal term upon the written agreement of both FCA and QSI.

4.	Termination. Each Party may terminate this SAA by written notice to the other Party if the other Party has materially breached any obligation herein and such breach remains uncured for a period of sixty (60) days after written notice of the breach is sent to the other Party, unless such breach cannot be reasonably cured within such sixty (60) day period and the breaching Party has commenced reasonable efforts to cure the breach within such sixty (60) day period and is diligently pursuing such cure to completion.

5.	GENERAL PROVISIONS.

5.1.	Enforceability. If any provision of this SAA is declared or found to be illegal, unenforceable, or void, then both Parties shall be relieved of all obligations arising under such provision. If the remainder of this SAA is capable of performance, it shall not be affected by such declaration or finding and shall be fully performed.

5.2.	Joint Preparation. This SAA was prepared jointly by the Parties. Uncertainties or ambiguities in this SAA shall not be interpreted against either Party.

5.3.	Assignment Neither Party may assign this SAA without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this SAA, without consent, to a successor in interest to substantially all of the business of that Party to which the subject matter of this SAA relates.

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5.4.	Governing Law; Dispute Resolution. This SAA shall be governed by the law of the State of California and the United States of America, notwithstanding any conflicts of law rules.

5.5.	Arbitration. Except as otherwise provided in this SAA, the Parties agree that all controversies, disputes or claims arising between the Parties in connection with, arising from, or with respect to this SAA shall be submitted for arbitration to the American Arbitration Association (the “AAA”) or any successor thereto in Orange County, California, shall be conducted in the English language, and shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA or any successor thereto.

5.6.	Commencement of Action. Any action of any kind by either Party arising out of this SAA must be commenced within two (2) years from the date the right, claim, demand, or cause of action shall first arise.

5.7.	Press Release; Publicity. Except to the extent required by applicable law, the Parties agree that the initial press release (if any) or other publicity relating to the announcement of this SAA shall be jointly authored and released by the Parties. No news or press release of any kind shall be published or released by either Party without the prior written consent of the other.

5.8.	Authority. Each Party represents that it has the full authority to enter into and to secure performance of this SAA, and that each individual signing this SAA on behalf of a Party has been properly authorized to enter into this SAA on behalf of such Party.

5.9.	Amendments to SAA. Amendments to this SAA shall be mutually agreed upon, in writing, and executed by each Party.

5.10.	Counterparts; Delivery. This SAA may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute one and the same instrument. The exchange of copies of this SAA and original signatures by facsimile or electronic mail transmission shall constitute effective execution and delivery of this SAA as to the parties and may be used in lieu of the original SAA for all purposes. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

5.11.	Notices. Notices hereunder shall be delivered and be effective as follows:

5.11.1.	Every written notice may be delivered in person or may be sent by courier, facsimile, express mail or commercial equivalent, or postage prepaid or first class mail, addressed to the Party for whom it is intended at the address specified at the head of this SAA or such other address as authorized representatives of the Parties may agree in writing.

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5.11.2.	Any written notice shall be effective on the date received.

If to FCA:	If to QSI:

Freeport Cobalt Americas LLC	QuantumSphere, Inc.
333 North Central Avenue	2905 Tech Center Drive
Phoenix, AZ 85004-2306	Santa Ana, California 92705
Attention: Dan Carroll, Manager, New Products & Application Development	Attention: Kevin Maloney, President
Facsimile: 602-453-1634	Facsimile No.: 714-545-6265
With a copy to: Dan Kravets, President, Freeport Cobalt OY, parent company of FCA	With a copy to: Gregory L. Hrncir, General Counsel

5.12.	Force Majeure. Neither Party shall be liable for loss or damage suffered as a result of any delay or failure in performance under this SAA or interruption of performance resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, riots, civil disturbance, insurrections, accidents, fire, explosions, earthquakes, floods, water, wind, or lightning to the extent such events are beyond the reasonable control of the Party claiming excuse from liability resulting therefrom. In such event, the delayed Party shall promptly notify the other Party and provide the other Party with its plan to address the event.

5.13.	Complete SAA. This SAA and the related agreement referred to in Recital C of this SAA (including amendments as they may from time-to-time be mutually agreed upon, executed and incorporated herein or therein) contains the full understanding of the Parties with respect to the subject matter herein, and supersede all prior or contemporaneous understandings, whether written or oral, regarding the same subject matter hereof. No waiver, alteration, or modification of any of the provisions hereof shall be binding unless in writing and signed by the Parties to this SAA. Neither the course of conduct between the Parties nor trade usage shall act to modify or alter the provisions of this SAA.

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IN WITNESS WHEREOF, the Parties hereto have executed this Strategic Alliance Agreement as of the day and year first written above.

FREEPORT COBALT AMERICAS LLC		QUANTUMSPHERE, INC.

By:	/s/ David Elliott	By:	/s/ Kevin D. Maloney

Name:	David Elliott	Name:	Kevin D. Maloney

Title:	SVP FCA	Title:	President and CEO

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